                                                                   Exhibit 10.16


                                  [IMSS LOGO]

                    Information Management System Services

                                     a division of R.J. Reynolds Tobacco Company








--------------------------------------------------------------------------------

                                                              Services Agreement

--------------------------------------------------------------------------------

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------


Table of Contents

TERM........................................................................   1

ARTICLE I. AGREEMENT........................................................   1
1.1  Services...............................................................   1

ARTICLE 2. DEFINITIONS......................................................   1

ARTICLE 3. SERVICES AND EQUIPMENT TO BE PROVIDED BY IMSS....................   2
3.1  Services...............................................................   2
3.2  Equipment..............................................................   4

ARTICLE 4. SOFTWARE AND RELATED PROPRIETARY RIGHTS..........................   4
4.1  IMSS Software..........................................................   4
4.2  Customized Software....................................................   4
4.3  Customer Software......................................................   5

ARTICLE 5. CUSTOMER'S OBLIGATIONS...........................................   5
5.1  Customer's Obligations.................................................   5

ARTICLE 6. CUSTOMER PROTECTION..............................................   6
6.1  Customer Data..........................................................   6
6.2  Safeguarding Customer Data.............................................   6
6.3  Confidentiality........................................................   6
6.4  Exclusivity of IMSS' Services..........................................   6

ARTICLE 7. PAYMENTS TO IMSS.................................................   7
7.1  Monthly Charges........................................................   7
7.2  Special Services Charges...............................................   7
7.3  Reruns.................................................................   7
7.4  Time and Manner of Payment.............................................   7
7.5  Taxes, Travel and Living Expenses......................................   7

ARTICLE 8. WARRANTY AND MAINTENANCE.........................................   8

ARTICLE 9. PERFORMANCE REVIEW AND TERMINATION...............................   8
9.1  Performance Review.....................................................   8
9.2  Transition.............................................................   8
9.3  Termination for Cause..................................................   9
9.4  Termination for Nonpayment.............................................   9
9.5  Rights Upon Termination................................................   9

ARTICLE 10. REMEDIES........................................................  10
10.1 Measure of Damages.....................................................  10

ARTICLE 11. INDEMNITIES.....................................................  10
11.1 Indemnity by Customer..................................................  10
11.2 Indemnity by IMSS......................................................  10
11.3 Mutual Indemnity.......................................................  11

ARTICLE 12. MISCELLANEOUS...................................................  11
12.1 Binding Nature and Assignment..........................................  11
12.2 Notices................................................................  11
12.3 Relationship of Parties................................................  11
12.4 Force Majeure..........................................................  12
12.5 Attorney's Fees........................................................  12
12.6 Media Releases.........................................................  12
12.7 Entire Agreement.......................................................  12

Page i

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------





                               Service Agreement

This Agreement made effective as of the 1st day of June, 1997, (hereinafter referred to as the "Effective Date"), by and between INFORMATION MANAGEMENT SYSTEM SERVICES, a division of R.J. Reynolds Tobacco Company, a corporation organized and existing under the laws of the State of New Jersey, and having a principal place of business at 401 North Main Street, Winston-Salem, NC 27102 (hereinafter referred to as "IMSS"), and BLUE RHINO CORPORATION, a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business at 104 Cambridge Plaza Drive, Winston-Salem, NC 27104 (hereinafter referred to as "Customer").


Term

This Agreement shall begin on the effective date set forth above and shall end on the 31st day of May 2000. This Agreement shall automatically renew itself on each anniversary of the effective date unless either party terminates it. Either party may terminate this Agreement for any reason but such termination shall be effective only if the terminating party gives written notice of its intent to terminate at least ninety (90) days prior to the date of such termination and the date of termination is an anniversary of the effective date, if date of termination is other than an anniversary date the terminating party gives written notice of its intent to terminate at least one hundred and eighty (180) days prior to the date of such termination. There can be no termination before the last to expire of any Equipment Schedule or third party Software license entered into pursuant to this Agreement unless the parties expressly agree to the contrary and Customer agrees to bear any early termination fee associated with any Equipment Schedule or third party Software license in effect pursuant to this Agreement.


Article 1. Agreement

1.1 Services

During the term of this Agreement, IMSS shall supply to Customer and Customer shall purchase from IMSS those electronic data processing ("DP") and telecommunications services and products described in Article 3 of this Agreement (collectively, the "Services") and certain other services as are described elsewhere in this Agreement.


Article 2. Definitions

     2.1 "Account Manager" shall mean the IMSS employee designated by IMSS to serve as Customer's primary point of contact for all matters pertaining to this Agreement.

     2.2 "Application Specifications" shall mean the functional, performance and operational characteristics of Software, described in a document such as a functional specifications document or a detailed design document.

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------

     2.3 "Application" shall mean a computer system used to accomplish business objectives, such as general ledger.

     2.4 "Customer Software" shall mean computer systems or programs that are owned by the Customer or a third party and due to such ownership would require a license or consent for use for others. Such Software will be listed on a schedule to this Agreement.

     2.5 "Customized Software" shall mean any Software created by IMSS for the exclusive use of Customer and does not utilize modified or otherwise any component, concept or process owned by or the property of IMSS.

     2.6 "Equipment" shall mean that computer hardware and other equipment provided to Customer from IMSS as listed in a schedule to this Agreement.

     2.7 "IMSS Data Center" shall mean any location under the control of IMSS where IMSS performs Services for Customer.

     2.8 "IMSS Software" shall mean Software owned by IMSS that is modified by IMSS for use by or for Customer and is licensed to Customer.

     2.9 "Maintenance" shall mean any correction or modification of existing Software to correct bugs or errors which does not materially improve or add functionality or a feature to the Software.

     2.10 "Modifications" shall mean any improvements, modifications, or other changes in the Software which change the basic program function or feature of the Software originally provided to the Customer. Customer shall obtain such changes at IMSS' Special Services Charges set forth in section 7.2 below for installing such changes.

     2.11 "Monthly Charges" shall mean the fixed monthly charges specified in a schedule to this Agreement to be paid to IMSS by Customer for Services within the baseline level of Services.

     2.12 "Required Consent" shall mean the authorization from third parties for IMSS to use applicable Equipment and Software belonging to such third parties for the rendition of Services to Customer.

     2.13 "Returns" shall mean the processing of data more than once or after the original process has occurred.

     2.14 "Software" shall mean computer programs, the tangible media on which they are recorded, and their supporting documentation, including input and output screen formats and program listings.

     2.15 "Special Services" shall mean any services requested by Customer outside the scope of Services covered by the Monthly Charges or one-time Charges.


Article 3.  Services and Equipment to be Provided by IMSS

3.1  Services

     During the term of this Agreement, IMSS shall provide Services to Customer, each defined in written Schedules to this Agreement, which Schedules may be revised from time to time by mutual consent of the parties, examples of such Schedules are as follows:

     a. IMSS shall, at Customer's request, provide consultation and perform Application Software design and development activities. IMSS and Customer will jointly develop Application Specifications for the projects

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------


identified on a schedule to this Agreement. Any Application Software development project must be authorized in advance pursuant to procedure described in Section 3.1.m of this Agreement.

     b. Install each IMSS or third party Software listed on a schedule to this Agreement and operate that Software for Customer after its implementation, accepting input and delivering output at the IMSS Data Center.

     c. Provide Maintenance (after warranty expiration) on the Software developed by IMSS for Customer at Customer's option.

     d. Make Modifications (other than Maintenance) or perform development or conversions of Customer Software, third party Software (when allowed by the third party license) or IMSS' Software when Customer authorizes them in writing.

     e. Prepare Software functional requirements, supporting specifications and acceptance criteria.

     f. Perform Reruns as required by program errors resulting from the fault of IMSS, without additional charge to Customer, if brought to the attention of IMSS within the times set forth in Section 5.1.b. IMSS' sole liability for such errors shall be to rerun the application and supply the correct output.

     g. Operate, manage and maintain the Customer Telecommunications Network designed and implemented by IMSS, as outlined in a schedule to this Agreement. The "Customer Telecommunications Network" shall mean and consist of all Equipment (including multiplexors, modems and digital service units), software, circuits to locations of the Customer which are used to connect and transmit data between the IMSS Data Center and any remote end-user locations.

     h. Store and safeguard storage media containing the Customer's data when in the custody of IMSS in accordance with the safeguards specified in Section 6.2 of this Agreement.

     i. Maintain and update as agreed upon by both parties, user documentation for all Software (and Modifications to it) used to perform Services, for as long as IMSS operates such Software for Customer under this Agreement.

     j. Conduct training for Customer's employees in the use of any Software developed and implemented by IMSS during the term of this Agreement so that such employees may train other Customer's employees. Any training requested or required by Customer beyond the levels specified in the preceding sentence, or not covered by the Monthly Charges or one-time charges will be provided by IMSS as a Special Services Charge.

     k. Provide HELP Desk support to Customer.

     l. Provide Personal Computer Depot Maintenance and Installation to remote locations.

     m. At Customer's request, IMSS may perform Special Services. Upon receiving a request for additional work, IMSS will advise Customer in writing in five business days that the additional work is a Special Service and IMSS' intent to perform or not perform such work. If IMSS elects to perform the Special Service, it shall provide to Customer in a reasonable period of time a description of the work to be performed, a timetable (which will be based on the complexity of the request) for its performance, and the reasonable charges for the Special Services. Upon receiving (I) Customer's written authorization to proceed and agreement to pay IMSS' charges, and (ii) Application Specifications, where appropriate, the parties shall execute a Schedule to this Agreement setting forth the terms and conditions applicable to such Services, and IMSS will perform the Services.

3.2 Equipment
IMSS may furnish to Customer the personal computers and other Equipment necessary for, and associated with, the furnishing of the Services. Such equipment and the costs and charges to be paid by Customer are set forth on a schedule to this Agreement.

Article 4. Software and Related Property Rights

4.1  IMSS Software
     a. IMSS Software is and shall remain IMSS' property. For a reasonable license fee, IMSS shall grant to Customer a perpetual, non-transferable, nonexclusive license to use the IMSS Software (including all related documentation) used by IMSS in providing Services to the Customer. This license grant is contingent upon Customer and IMSS entering into a license agreement, in form and substance reasonably satisfactory to IMSS and Customer. If appropriate, IMSS and Customer will pursue approaches to provide a copy of the source code to Customer.

     b. Customer shall keep the IMSS Software confidential and shall not at any time allow the IMSS Software, any of its components or any modifications to it, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by Customer or its employees or agents. Except to the extent required for normal operation of IMSS Software, Customer shall not permit the IMSS Software to be copied or reproduced, in whole or in part, by any person or entity at any time.

     c. Customer agrees that the IMSS Software is the valuable property of IMSS, that any unauthorized disclosure of the IMSS Software would cause IMSS irreparable injury for which IMSS would have no adequate remedy at law, and that IMSS shall be entitled to preliminary and other injunctive relief against any such disclosure. Such injunctive relief shall be in addition to, and in no way in limitation of, any other remedies or rights which IMSS may have at law, in equity or otherwise.

4.2 Customized Software
Upon payment by Customer of all fees associated with the development of Customized Software, IMSS shall provide to Customer all Software, documentation and such related items including a copy of the source code created by IMSS. Such Customized Software is considered the sole property of the Customer and its further disposition is deemed to be at Customer's discretion. Should Customer terminate this Agreement before its expiration, Customer may take possession of, and title to, all Customized Software for which Customer has paid IMSS in whatever state of development it may be at the time of Customer's termination. Provided, however,

                                                        IMSS Services Agreement


Customer hereby grants to IMSS a perpetual, non-transferable, non-exclusive license to use the Customized Software (including all related documentation) subject to the provisions of Section 6.4 below.

4.3 Customer Software
Customer grants to IMSS at no charge to IMSS, the unrestricted, exclusive right to use the Customer Software necessary for IMSS to provide services as contemplated by this Agreement. If Customer does not have the authority to grant access and use to any of the Customer Software, Customer, at its sole cost and expense, shall use its best efforts to obtain Required Consents for such access and use. In the event that any Required Consent is not obtained, the parties shall cooperate with each other in achieving a reasonable alternative arrangement. If such Required Consent is not attainable and no alternative arrangement is achieved, IMSS shall be excused from performing any Services required by this Agreement if the performance of such Services is dependent upon obtaining Required Consent(s) and IMSS' nonperformance will not be deemed to be a breach of this Agreement or grounds for termination of this Agreement by Customer.

Article 5. Customer's Obligations

5.1 Customer's Obligations
Customer will, on a timely basis:
     a. Supply to IMSS for processing, as required by IMSS, complete and accurate source data and machine-readable data with applicable control totals for Customer Software, and in the form reasonably required by IMSS for other Software.

     b. Review all production output prepared by IMSS and identify all incorrect or incomplete production output within five (5) business days after receipt for daily and weekly output, with ten (10) business days after receipt for monthly output and within fifteen (15) business days for quarterly, annual or other output. Failure to identify any incorrect or incomplete production output within the specified time shall constitute acceptance of such production output.

     c. Maintain procedures manuals provided to Customer by IMSS by distributing updates provided by IMSS.

     d. Approve all Application Specifications for Software and Special Services. Except for specifications pertaining to Customer's operating telecommunication network and hardware configuration, Customer shall have full responsibility and liability for any incorrect, incomplete, or omitted requirements and specifications, and any changes or additions to approved requirements or specifications shall be at Customer's expense.

     e. Prepare and input test data for and conduct acceptance testing of Software according to acceptance test plan as mutually agreed upon by the parties. If any such Software does not meet the acceptance test criteria, Customer shall notify IMSS in writing no later than thirty (30) days after the Customer's receipt of the Software, specifying which criteria are not met. IMSS shall, at its sole cost, correct the identified deficiencies, and

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------

Customer shall have thirty (30) days after delivery of the corrected Software to test the Software for the sole purpose of verifying that the deficiencies have been corrected and that the corrections have not introduced other deficiencies. If Customer fails to accept or reject any Software within the time period specified above, or instructs IMSS to use any Software in a production mode, the Software shall be deemed accepted.

    f. Cooperate with IMSS generally, and in particular make available, as reasonably requested by IMSS, management decisions, personnel, information, approvals, and acceptances in order that the work of IMSS may be timely and properly accomplished.

    g. Provide IMSS with reasonable notification of, and lead time to respond to, service requests, including changes to the number or format of required output, study requests, and requests to modify the Software.

    i. Cooperate and assist IMSS in instructing Customer personnel to adhere to applicable IMSS security policies and standards as necessary to protect the information and assets of IMSS and its customers.


Article 6. Customer Protection


6.1 Customer Data
Customer Data provided to IMSS for processing under this Agreement shall be and remain the property of the Customer. Upon the expiration or termination of this Agreement for any reason such Customer Data shall be either erased from the data files by IMSS at its site or, if Customer so elects, returned to Customer by IMSS at IMSS expense. Customer Data shall not be used by IMSS for any purpose other than for providing Services to Customer, nor shall such data or any part of such data be disclosed, sold, assigned, leased or otherwise disposed of to third parties by IMSS or commercially exploited by or on behalf of IMSS, its employees or agents.

6.2 Safeguarding Customer Data
IMSS will employ safeguards against the destruction, loss or alteration of the Customer Data in the possession of IMSS which are no less rigorous than those employed by IMSS to safeguard its own proprietary data.

6.3. Confidentiality
IMSS and Customer shall sign a mutual Confidentiality Agreement. This Confidentiality Agreement shall survive the expiration or termination of this Agreement for any reason.

6.4 Exclusivity of IMSS' Services
During the duration of this Agreement and any extension or renewal hereof, and for a period of two (2) years thereafter, IMSS agrees it will not perform services for or assign any employees of IMSS performing Services pursuant to this Agreement to perform any services of a similar nature for any person or entity in competition with Customer without the express written consent of the Customer. Customer agrees that such consent will not be unreasonably withheld.

                                                        IMSS Services Agreement
-------------------------------------------------------------------------------

Article 7. Payments to IMSS

7.1 Monthly Charges

Customer shall pay to IMSS the Monthly Charges set forth in a schedule to this Agreement, plus the fees, costs and charges associated with any Special Services performed by IMSS.

7.2 Special Services Charges

Customer shall pay IMSS for all additional Equipment, Third Party Software, and Special Services provided by IMSS in accordance with a payment schedule for such items to be agreed upon in writing by the parties. If Customer requests IMSS to Modify any Software or if Customer requests that IMSS perform any new Software development or operation not included in this Agreement, IMSS shall advise Customer of the development, implementation and/or operating charges for those services, if any. Upon Customer's written approval of the Application Specifications and agreement to pay such charges, IMSS shall begin work. Any Modifications caused by any incorrect, incomplete or omitted specification or requirement of Customer-approved Application Specifications shall be paid for by Customer at IMSS' then current rates.

7.3 Reruns

Customer shall pay the reasonable charges of IMSS for Reruns necessitated by incorrect or incomplete data or erroneous instructions supplied to IMSS by Customer.

7.4 Time and Manner of Payment

Customer will pay IMSS (i) the Monthly Charge, (ii) any one-time charges and
(iii) charges for Special Services within thirty (30) days of the date of each invoice from IMSS for such charges. Invoices will be submitted to Customer no sooner than the first day of the month after the month to which the invoiced charges apply. Any sum due IMSS that is not paid within thirty (30) days of receipt of the invoice shall accrue interest until paid at a rate of interest equal to one percent (1%) per month. In the event any payment required under this agreement or any of its schedules is tied to the successful completion of a portion of the Services by IMSS and such completion has not been accomplished by the scheduled payment/completion date, Customer may delay such payment until there has been successful completion of such services without any interest accruing.

7.5 Taxes, Travel and Living Expenses

Customer shall pay, or reimburse IMSS for payment of the actual travel and living expenses incurred in providing Services, any taxes or amounts paid in substitution or replacement of taxes, including privilege or excise taxes, however designated or levied, arising out of this Agreement.

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------

Article 8. Warranty and Maintenance

     a. IMSS warrants that it has full title and ownership of any Software that it licenses to Customer and that it has full power and authority to grant any such license(s). IMSS further warrants that Customer's use of the licensed Software will not constitute an infringement or other violation of any copyright, trade secret, trademark, patent or other proprietary right of any third party. IMSS also warrants that, for one year after the commencement date of any Software license agreement granted pursuant to this Agreement, the licensed Software and Customized Software shall be free from any significant programming errors and substantially free from defects in workmanship and materials. THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     b. After the warranty period expires, Maintenance of the IMSS Software and Customized Software and their costs to Customer shall be as specified in a Schedule to this Agreement.

Article 9. Performance Review and Termination

9.1 Performance Review

The IMSS Account Manager and the Customer Project Manager will meet at least monthly, to review the performance of either party under this Agreement. In the event of any dispute or disagreement between the parties either in interpreting any provision of this Agreement or about the performance of either party, then upon the written request of either party, each of the parties will appoint a designated representative to resolve such dispute or disagreement. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceeding. During the course of such negotiation(s), all reasonable requests made by one party to the other for information, including copies of relevant documents, will be honored. The specific format for such discussions will be left to the discretion of the designated representatives. If the designated representatives are unable to resolve the dispute within thirty (30) days after their first meeting, each party will appoint a designated officer of its corporation to attempt to resolve the dispute. No litigation for the resolution of such disputes may be commenced until the designated officers have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to schedule such a meeting of officers within a reasonable time after a request to do so by the other party).

9.2 Transition

In the event IMSS is unable to continue performing the Services required by this Agreement because it ceases performing Services as contemplated by this Agreement, IMSS will give Customer as much advance notice of this

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------


inability as possible. Said notice shall specify the last date upon which IMSS will be able to perform Services. This Agreement will terminate effective the next business day after the date specified in said notice. After giving such notice IMSS shall, if requested by Customer, cooperate with Customer in achieving an orderly transition to another Service provider. For the sole purposes of providing the same services to Customer as required of IMSS under this Agreement, IMSS will, if so instructed by Customer, authorize such Service provider to use all Software to which IMSS has granted such a license to Customer and shall provide consulting and training Services to Customer and such Service provider. If not in Customer's possession, IMSS shall provide a copy of the source code and a limited use license for IMSS Software to Customer and its new Service provider. IMSS shall also provide the source code for Customized Software if it has not already done so. Compensation to IMSS for these Services will be mutually agreed upon between IMSS and Customer through good faith negotiations after IMSS has given the notice referred to above.

9.3 Termination for Cause

If either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement (except for a default in payments to IMSS, which is governed by Section 9.4 of this Agreement), which default is not substantially cured within thirty (30) days after written notice is given to the defaulting party specifying the default, or, with respect to those defaults which cannot reasonably be cured within thirty (30) days, if the defaulting party fails to proceed within thirty (30) days to commence curing said default and to proceed with all due diligence to substantially cure the default, then the party not in default may, by giving written notice of termination to the defaulting party, terminate this Agreement as of a date specified in the notice of termination.

9.4 Termination for Nonpayment

If Customer defaults in the payment when due of any amount owing to IMSS and does not, within thirty (30) days after being given written notice, cure such default, or, if Customer in good faith disputes an amount due, does not pay any undisputed amount and deposit the disputed amount into escrow in a major U.S. commercial bank to be designated by IMSS, with interest to be allocated to the party entitled to the principal upon resolution of the dispute, then IMSS may, by giving written notice to Customer, terminate this Agreement.

9.5 Rights Upon Termination

If IMSS terminates this Agreement for Customer's default, Customer shall immediately pay IMSS for all Services performed and Software or Equipment delivered through the termination date, plus reasonable termination costs, including but not limited to (i) any losses incurred in connection with the early termination of any lease or other agreement relating to services or resources used by IMSS to perform the Services, (ii) any losses incurred in connection with the sale of any resources then being used by IMSS in the performance of the Services, and (iii) any other reasonable, documented costs and expenses related to termination.

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------


Article 10. Remedies

10.1 Measure of Damages

The measure of damages recoverable from one party by the other for any reason, whether arising by negligence, intended conduct or otherwise, shall not include any amounts for indirect, special, consequential or punitive damages even if such damages are foreseeable. Further, IMSS shall have no liability for damages which could have been avoided had Customer exercised reasonable efforts to verify the data furnished by IMSS before utilization of such data.

Article 11. Indemnities

11.1 Indemnity by Customer

Customer agrees to indemnify, defend and hold harmless IMSS and its officers, directors, employees, agents, successors and assigns from any and all losses, liabilities, damages, and claims (including taxes), and all related costs and expenses (including reasonable attorneys fees) and costs of investigation, litigation settlements, judgments, interest and penalties arising out of or in connection with:

     a. The inaccuracy of any representations or warranties by Customer made during the term of this Agreement;

     b. Any claims of infringement made against IMSS of any letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state, alleged to have occurred because of Software or other resources or items provided to IMSS by Customer;

     c. Customer's obligations pursuant to any agreements with third parties governing Customer Software or any other Customer resources utilized by IMSS in the performance of the Services;

     d. The failure by Customer to obtain any Required Consent.

11.2 Indemnity by IMSS

IMSS agrees to indemnify, defend and hold harmless Customer and its officers, directors, employees, agents, successors and assigns from any and all losses, liabilities, damages, and claims (including taxes), and all related costs and expenses (including reasonable attorneys fees) and costs of investigation, litigation settlements, judgments, interest and penalties arising from or in connection with:

     a. The inaccuracy of any of the representations or warranties by IMSS made during the term of this Agreement;

     b. Any claims of infringement made against Customer for infringement of any United States letters patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------

contract or by common law or by any law of the United States or any state, alleged to have occurred because of Software or other resources or items provided to Customer by IMSS.

11.3  Mutual Indemnity

IMSS and Customer each agree to indemnify, defend and hold harmless the other, its officers, directors, employees, agents, successors and assigns from any and all losses, liabilities, damages, and claims (including taxes), and all related costs and expenses (including reasonable attorneys fees) and costs of investigation, litigation settlements judgments, interest and penalties arising from or in connection with: (i) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor; or
(ii) the damage, loss or destruction of any real or tangible personal property in the possession or under the control of the indemnitor. The employees or agents of either party shall not, when at the premises of the other party, be deemed the other party's business invitee or business visitor.

Article 12. Miscellaneous

12.1  Binding Nature and Assignment

This Agreement shall bind the parties and their successors and permitted assigns. Neither party may assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided that both IMSS and Customer shall have the right to assign this Agreement to any Parent, Affiliate, or Successors of IMSS or Customer without consent of the other party, and shall give at least sixty (60) days prior written notice of such assignment. Any assignment attempted without the written consent of the other party shall be void.

12.2  Notices

When one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or when mailed by United States mail, registered or certified mail, return-receipt requested, postage prepaid to the parties at the addresses shown in the first paragraph of this Agreement.

12.3  Relationship of Parties

IMSS in furnishing services to Customer, is acting only as an independent contractor. Except where this Agreement expressly provides otherwise, IMSS does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for Customer's business or operations. IMSS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed and resources used by IMSS under this Agreement, except where it is specifically stated that Customer must give approval or consent.

                                                         IMSS Services Agreement
--------------------------------------------------------------------------------

12.4  Force Majeure

Each party shall be excused from performance under this Agreement and shall have no liability to the other party for any period it is prevented from performing any of its obligations (other than payment obligations), in whole or in part, as a result of delays caused by the other party or by an act of God, war, civil disturbance, court order, labor dispute, third party performance or nonperformance, or other cause beyond its reasonable control, including failures or fluctuations in electrical power, heat, light, Equipment, or telecommunications, and such nonperformance shall not be a default under, or grounds for termination of, this Agreement.

12.5  Attorney's Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

12.6  Media Releases

All media releases, public announcements and public disclosures by Customer or IMSS relating to this Agreement or its subject matter, including promotional or marketing materials, shall be coordinated with and approved by the other party prior to release. This restriction does not apply to any announcement intended solely for internal distribution within Customer's or IMSS' organization.

12.7  Entire Agreement

This Agreement and all of its Attachments and Schedules constitute the entire Agreement between IMSS and Customer pertaining to the subject matter described herein.

IN WITNESS WHEREOF, IMSS and Customer have each caused this Agreement to be signed and delivered by its duly authorized representative.

INFORMATION MANAGEMENT SYSTEM              BLUE RHINO CORPORATION
SERVICES

Signature:   /s/ M. R. Martin              Signature:   /s/ Billy D. Prim
            ---------------------------                -------------------------

Typed Name:      Marvin R. Martin          Typed Name:      Billy D. Prim
            ---------------------------                -------------------------

Title:              President              Title:           Chairman & CEO
            ---------------------------                -------------------------

Date:               12/29/97               Date:               12/29/97
            ---------------------------                -------------------------